Exhibit 10.19

February 15, 2007

PROMISSORY NOTE
ZYNEX MEDICAL, INC.

For value received, Zynex Medical Holdings, Inc. (“Zynex”) promises to pay to the order of Peter J. Leveton (hereinafter "Holder"), in legal tender, the sum of $82,524.00 plus interest on the outstanding balance at the annual rate of 8.25%. This Note commences February 15, 2007 (hereinafter "Commencement Date").

The note will be amortized in eight (8) equal payments of principal and interest of $10,637.19 each, with the first payment due March 15, 2007 and each additional payment due on the 15th day of the next following month until paid in full. All principal and interest shall be fully repaid no later than October 15, 2007. The note may be prepaid without penalty at Zynex’s option at any time.

In the event of a default under the terms of this Note and upon ten days following written demand by Holder to cure such default and such default having not been cured, Holder may, at Holder's sole and absolute discretion, declare all remaining principal and interest immediately due and payable. Waiver by Holder hereof to enforce any provisions of this Note shall not operate to bar Holder's rights to enforce any provisions of this Note at any later time or for any later default.

All notices, payments and performance of the obligations under this Note shall be made to Peter J. Leveton or heirs or assigns at 8101 S. Peninsula Drive. Littleton, CO 80120 or such other location as the Holder may notify Zynex in writing. All notices or demands to the Company shall be given in writing to the Company’s Chief Executive Officer at its principal office location at 8100 Southpark Way, Unit A-9, Littleton, Colorado 80120. Notices to all parties will be deemed provided when actually received by the other party.

This Note shall be governed and interpreted under the laws of the State of Colorado.

/s/ Thomas Sandgaard
Zynex Medical Holdings, Inc.
Thomas Sandgaard
President and Chief Executive Officer